EXHIBIT 10.1

SERVICES AGREEMENT

This Services Agreement (the “Agreement”), by and between Boston Omaha Asset Management, LLC (“Company”) and Local Asset Management LLC, a Nevada limited liability company (“Manager”) (each a “Party” and collectively the “Parties”), is entered into and effective as of May 13, 2024 (the “Effective Date”).

WHEREAS, Company, through separate single purpose subsidiaries (the “Owners”), holds ownership or profits interests in those certain real estate assets held under those real estate funds as more particularly set forth on Exhibit A attached hereto (collectively the “Assets,” and individually, a “Asset”);

WHEREAS, Company desires to engage Manager to provide certain real estate management services with respect to the Assets; and

WHEREAS, Company and Manager desire to express the terms and conditions of Manager’s engagement in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Position and Services.

A.    Position. As of the Effective Date, Company shall engage Manager as a co-manger the Assets.

B.    Services.Manager agrees to provide on a non-exclusive basis certain real estate management services for the Term (as defined below) in accordance with the terms and provisions of this Agreement. Manager will devote such time as reasonably required in order to perform the services, and will have control of the means and methods used to provide the services. Manager shall use its commercially reasonable efforts to promote the success of the Assets and shall cooperate with Company in the advancement of the best interests of the Assets.

2.           Term.    The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the sale and related single purpose entity is wound down (referred to as the “Sale”) for all of the Assets, whether through a single transaction or through multiple, separate transactions, unless terminated earlier in accordance with the terms hereof. Company may terminate this Agreement prior to expiration of the Term: (i) for Cause (defined below) upon prior written notice to Manager, or (ii) upon the Sale of all of the Assets, whether through a single transaction or through multiple, separate transactions, this Agreement shall automatically terminate as of the date of the Sale of the last Asset.

“Cause” shall be defined as (a) a material breach of this Agreement, and Manager’s failure to cure such breach within thirty (30) days following written notice from Company to Manager; or (b) Manager’s gross negligence, fraud, willful misconduct or violation of law.

3.    Compensation and Reimbursements.

A.    Guaranteed Payments.  During the Term, Company shall pay Manager a fee equal to $45,833.33 per month (equal to $550,000 annually), beginning on May 1, 2024 (the “Guaranteed Fee”); provided, however that the Guaranteed Fee shall decrease on a quarterly basis following the occurrence of either: (i) real estate Asset(s) being sold and the underlying members of Company receiving their pro rata distribution of the sales proceeds from the sale of such Asset(s) prior to the end of the then applicable quarter, or (ii) the current manager of Company is replaced with Manager herein through the governing documents of Company (each a “Reduction Event”). As of the Effective Date, the total gross Asset value of Company is $89,895,238 (the “Initial Gross Asset Value”). Following each calendar year quarter, if a Reduction Event has occurred in the preceding quarter, the Guaranteed Fee shall be reduced by the percentage amount equal to product of one (1) minus the product of the (a) gross asset value of the Assets (the numerator), divided by the (b) Initial Gross Asset Value (the denominator). By way of illustration, if one (1) real estate Asset is sold, and that sale reduces the Initial Gross Asset Value from $89,895,238 to $71,916,190, then the Guaranteed Fee shall be reduced by 20% and shall be equal to $440,000 annually. The reduced Guaranteed Fee shall be applied in the calendar quarter immediately following the quarter in which the Reduction Event occurred. The Guaranteed Fee will be paid within thirty (30) days of each calendar month in which the Guaranteed Fee is earned, until the Guaranteed Fee is reduced to zero following the sale of all Assets of Company and pro rata distribution of the sale proceeds to the underlying members of Company, and replacement of the current manager of Company with Manager, as applicable.

B.    Business Expenses.  During the Term, Company shall reimburse Manager for all customary Expenses (as defined below) incurred by representatives of Manager while performing the Services. All reimbursements owed to Manager will be paid within thirty (30) days after receipt by Company of an expense report accompanied by substantiating receipts or invoices.

       “Expenses” shall be defined as the reasonable cost of all (a) transportation (including travel on commercial flights within the continental United States for any flight, lodging, and other usual and customary expense while traveling away from the applicable Manager representative’s residence on behalf of Company; (b) reimburse the portion of certain independent contractor fees or employee salaries allocated towards the Services provided through the Manager for the Company, which shall be reconciled between Company and Manager on the twentieth (20th) day of the calendar month immediately following the calendar month in which the services were performed; and (c) other usual and customary expenses incurred in connection with Manager’s performing the Services under this Agreement, but excluding any general overhead or similar costs and expenses, including rent, and personal property and equipment expenses.

4.           Ownership of Work Product.  All right, title and interest in and to any corporate data relating to Company’s business operations and Owners, including, without limitation, all data and information relating to corporate legal document and contract terms, internal memos, emails, and communications, governance protocols, board meetings minutes, corporate level financial information and regulatory compliance information and other related corporate organizational proprietary information (collectively referred to “Corporate Information”), shall be the property of Company. Upon expiration or termination of the Term, copies of any Corporate Information of whatever nature or kind, including materials incorporating proprietary information of Company, shall be the personal property and proprietary work product of Company.  Notwithstanding any of the foregoing to the contrary, Manager shall at all times maintain ownership as to (i) Manager’s principals and affiliates image, likeness, and other characteristics in Manager’s principal’s services, marketing and informational materials, and (ii) data relating to the real estate asset management operations including, but not limited to real property portfolio information, leasing terms and metrics, tenant relations, financial statements and performance, value add strategies, real estate acquisition and disposition information, rate and pricing terms, occupancy rates, capital improvement plans, management protocols, prior asset performance and analytics, investors and lender participants and other related real estate asset management and operations data (collectively referred to “Asset Management Information”).

5.           No Exclusivity.  This Agreement is nonexclusive, and Manager may contract with other entities to perform services related to or within the Terms of this Agreement. Nothing in this Agreement shall prevent or limit the Manager’s from directly or indirectly (i) soliciting any investor or prospective investors of the Company for the purpose of offering providing any services related to or within the Term of this Agreement; (ii) soliciting to employ or employing any employee of the Company, Boston Omaha Asset Management, LLC or BOAM RIA, LLC; or (iii) pursuing any business opportunity that involves the management of assets for compensation and/or is the type and character of the business activities of the Company.

6.           Performance.  Manager makes no promises or representations whatsoever as to the performance returns Company and Owners can expect at any time under this Agreement. Manager may engage the services of third parties that may perform the same or similar services as those provided by Manager under this Agreement. No guarantee or representation is made that any investments and Asset will be successful, and investment results may vary substantially over time. The past results of Manager and its principals and affiliates in managing commercial real estate assets are not necessarily indicative of their future performance, and Manager cannot guarantee future results, levels of activity, performance or achievements.

7.           Independent Contractor Status.  Manager’s status under this Agreement shall be that of an independent contractor, and not that of an employee of Company or otherwise. Company is interested only in the results to be achieved, and the conduct and control of Manager’s work will lie solely with Manager; provided, however, all Services are to be performed in a timely and professional manner consistent with industry standards, and in accordance with the terms and conditions of this Agreement. Manager acknowledges that Company’s fringe benefit plans (if any) are limited solely to Company’s employees, and that Manager shall not participate in any of Company’s fringe benefit plans. Manager is solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to Manager’s performance of the Services and receipt of compensation under this Agreement; Company will report amounts paid to Contractor by filing the necessary Forms 1099 with the Internal Revenue Service, as required by law; and Company will not withhold or make payments for Social Security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Manager’s behalf.

8.           Confidentiality.  During the Term, except as permitted herein, Company and Manager shall not disclose the provisions of this Agreement to any third party unless otherwise agreed to in writing by the other party. Notwithstanding the forgoing, this confidentiality covenant shall not limit disclosure: (i) of information which is or becomes a matter of public record or is contained in other sources readily available to the public; (ii) of information which was in the possession of the other or its representatives prior to the Effective Date and was not known to such party to be subject to a confidentiality agreement; (iii) of information which is independently developed by Manager or its representatives; (iv) to the agents, consultants, advisors, and attorneys retained by Manager in connection with the Services under this Agreement; (v) to Company’s advisors, representatives, and attorneys; (v) to Company’s and Manager’s affiliates, investors, partners, lenders or potential lenders; or (vi) of Asset Management Information. The confidentiality covenant shall also not limit disclosure by a party that may be required by law, court order or rules of any securities exchange.

9.           Indemnification.  In performing the Services, Manager is acting solely in an advisory capacity to Company, and, unless caused by the gross negligence or willful misconduct of Manager, or any act by Manager constituting Cause, Manager shall not be liable, directly or indirectly, for any event or occurrence at or in connection with the Assets or for any debt or liability whatsoever incurred in connection with the Assets. Company shall indemnify and hold harmless Manager and its respective directors, shareholders, partners, lenders, members, managers, contractors, agents, affiliates, and employees from and against any and all liability, loss, claims, damages, costs and expenses (“Liabilities”) arising out of or incurred in connection with the ownership, management or operation of the Assets (including, without limitation, any Liability related to any environmental or hazardous materials condition or occurrence).

10.         Dispute Resolution.

A.    Arbitration. Any dispute, controversy or claim (except an action for a temporary restraining order, preliminary injunction or similar equitable relief) asserted by any party hereto against another party arising out of or relating to this Agreement or any document or agreement executed pursuant to this Agreement or the breach thereof, shall be settled by arbitration if so, requested by any party pursuant to Section 8(B). The arbitration shall be conducted by one arbitrator, who shall be appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be held in Las Vegas, Nevada, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, except that the rules set forth in this Section 8 shall govern such arbitration to the extent that they conflict with the rules of the AAA.

B.    Notice; Procedures. Upon written notice by a party to the other parties of a request for arbitration hereunder, the parties shall use their best efforts to cause the arbitration to be conducted in an expeditious manner with such arbitration to be completed within sixty (60) days after selection of the arbitrator. In the arbitration, Nevada law shall govern, except to the extent those laws conflict with the Commercial Arbitration Rules of the AAA and the provisions of this Section 8. The arbitrator shall permit and set deadlines for reasonable discovery at the request of either party. All other procedural matters shall be within the discretion of the arbitrator. In the event a party fails to comply with the procedures in any arbitration in any manner as determined by the arbitrator, the arbitrator shall fix a reasonable period of time for compliance and, if a party fails to comply within such period, a remedy deemed just by the arbitrator, including, without limitation, an award of default, may be imposed. The prevailing party in any such arbitration shall be awarded costs, including, without limitation, attorneys’ fees, by the arbitrator.

C.    Binding Nature. The determination of the arbitrator shall be final and binding on the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.         Severability.  The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

12.         Waiver.  The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

13.         Attorneys’ Fees.  In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.

14.         Entire Agreement.  This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made with Manager to cause Manager to sign this Agreement.

15.         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, Manager may assign this Agreement or its rights or obligations hereunder to an entity that is an affiliate of Manager without the prior written approval of Company.

16.         No Strict Construction.  If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.

17.         Notice.  Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:           Boston Omaha Asset Management, LLC

1601 Dodge Street, Suite 3300

Omaha, NE 68102

Attn: Adam Peterson

To Manager:         Local Asset Management LLC

3900 S Hualapai Way Ste 200

Las Vegas, NV 89147

Notice shall be deemed given and effective on the earlier of: (i) the date on which it is actually received; (ii) the next business day after it is deposited with UPS, FedEx, or a similar overnight courier service for next business day delivery; or (iii) three (3) days after its deposit in the U.S. Mail addressed as above and sent first class mail, certified, return receipt requested. Either Party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this Section.

18.         Governing Law/Consent to Jurisdiction and Venue.  The laws of the State of Nevada shall govern this Agreement. If Nevada’s conflict of law rules would apply another state’s laws, the Parties agree that Nevada law shall still govern. If any action or proceeding is brought concerning this Agreement, it shall be brought in, and the sole and exclusive venue of any such action shall be, a court of competent jurisdiction sitting in Las Vegas, Nevada, or, if in a federal court, in the District of Nevada, Clark County.

19.         Execution.  This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles and scanned images. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.

20.         Consultation with Attorney.  The parties acknowledge and understand that Stibor Group, LLC, a Nevada limited liability company, dba “Davis Stibor”, has acted as legal counsel to the Manager, Company and in connection with the preparation of this Agreement. Further, Stibor Group, LLC, a Nevada limited liability company, has acted as legal counsel to the Company and its Owners in connection with the Assets. The parties are hereby advised to consult with their own attorney and/or accountant regarding all legal concerning this Agreement and has done so to the extent it considers necessary. The parties acknowledges and understands that the interests of each party is different with respect to this Agreement from the interests of each other party, and each party waives any conflict of interest that may exist with respect to the preparation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

COMPANY

Boston Omaha Asset Management, LLC

By:     /s Adam K. Peterson

Adam K. Peterson, Manager

MANAGER

Local Asset Management LLC

a Nevada limited liability company

By: Brendan Keating, LLC

a Nevada limited liability company

Its: Manager

By:  /s/ Brendan J. Keating

Brendan J. Keating, Manager

EXHIBIT A

LIST OF REAL ESTATE FUNDS

1.	24th Street Fund I, LLC
2.	24th Street Fund II, LLC
3.	Boston Omaha Build for Rent LP
4.	BORE Hirsch, LLC
5.	BORE Fourth Street, LLC